UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 31, 2020

Nano Magic Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-11602	47-1598792
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

750 Denison Court, Bloomfield Hills, MI 48302

(Address of principal executive offices) (Zip Code)

(844) 736-6266

(Registrant’s telephone number, including area code)

Former name or former address, if changed since last report:

Title of each class	Trading Symbol	Name of Each Exchange on Which Registered
Class A Common Stock, $0.0001 par value	NMGX	OTC Markets

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Effective May 31, 2020, we entered into a lease for a 29,220 square foot building in Madison Heights, Michigan. The occupancy date and rent commencement date is October 1, 2020. By that date, the landlord, Magic Research LLC, is required to have completed tenant improvements to accommodate our office and manufacturing needs. When we are established in the new facility, we expect to vacate our facility in Brooklyn Heights, Ohio as our lease there expires in September 2020.

The new lease has a term of seven years with a renewal option at the end of the initial term for an additional 3-year term, and a second renewal option thereafter for an additional 5-year term. As the sole tenant, we are responsible for all taxes, ordinary maintenance, snow removal and other ordinary operating expenses. Rent is $6.50 per square foot, increasing by $0.25 per year. We also have the right for during the first three years to buy a up to a 49% interest in Magic Research LLC for a price equal to 49% of the contributions received from other members.

Ron Berman, one of our directors, and his son Tom Berman, our CEO and a director, each have a 2.08% ownership interest in Magic Research LLC. The manager of Magic Research LLC is Magic Research Management LLC; Ron Berman and Tom Berman are two of its three co-managers. Compensation to Magic Research Management LLC is $10,000 per year to oversee the recordkeeping, tax return preparation, oversight of tenant improvements and other operating costs for the landlord.

Item 3.02 Unregistered Sales of Equity Securities.

In connection with the lease described above, we issued the landlord warrants to purchase up to 410,000 shares of our Class A common stock at a warrant exercise price of $1.50 per share. The warrants are exercisable after we have additional authorized shares of stock until the fourth anniversary of the date of the lease

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Nano Magic Inc.

Date: June 4, 2020	By:	/s/ Tom J. Berman
President & CEO